Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2023, relating to the consolidated financial statements as of December 31, 2022, which appears in the Annual Report on Form 10-K of IRIDEX Corporation for the year ended December 31, 2022.

/s/ BPM LLP

San Jose, California

June 28, 2023